Exhibit 10.02
August 18, 2005
Robert Freeman
Dear Robert,
Silicon Image, Inc. (the “Company”) is pleased to confirm our employment offer to you as specified herein with a start date of August 22, 2005. The terms of our offer and the benefits currently provided by the Company are as follows:
1.	As you are aware the Company’s current Chief Financial Officer is on a leave of absence and you are being hired to be the Company’s Interim Chief Financial Officer during his absence. As Interim Chief Financial Officer you will report to Steve Tirado, the Company’s Chief Executive Officer, and will be responsible for exercising the duties and responsibilities typically associated with a public company Chief Financial Officer, including participating in the Company’s internal management certification process, and the preparation and certification of the Company’s SEC financial reports.
2.	Your total cash compensation will be $30,000.00 per month. In addition, you will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time.
3.	As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
4.	This offer of employment is made to you in confidence, and we ask that you not disclose its terms to anyone outside your immediate family. If you do disclose any of its terms to such a family member, please caution him or her that such information is confidential and must not be disclosed to anyone.
5.	Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason or no reason, at any time and without notice, however if the Company terminates you without cause before November 22, 2005 you shall be entitled to receive the compensation set forth in Section 2 through November 22, 2005. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.
6.	Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.
7.	Please also note that due to United States export control laws, the Company may need to make inquiries into your citizenship if you will have probable or actual contact with certain technology and/or source code. Should the Company determine that you will have probable or actual contact with certain technology and/or source code, and should you be a citizen of an embargoed country under United States export control laws, this may have a material effect on the terms and conditions of your employment with the Company.
8.	You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The arbitrator must decide all disputes in accordance with California law and shall have power to decide all matters, including arbitrability. You will bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. When the arbitrator has issued a decision, judgment on that decision may be entered in any court having jurisdiction thereof. We each understand and agree that we are waiving a trial by jury.

9.	This offer will remain valid until Thursday August 18, 2005. If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call.
We look forward to the opportunity to welcome you to Silicon Image, Inc.
Sincerely,
Steve Tirado
Chief Executive Officer
My signature below indicates acceptance of the terms and conditions of this offer and acknowledgement that I have read and understood the terms and conditions of this offer.

/s/ Robert Freeman	August 18, 2005	August 18, 2005

Robert Freeman	Date	Start Date